Exhibit 5(a)



                       [Modine Letterhead]




                                   October 25, 2002



Modine Manufacturing Company
1500 DeKoven Avenue
Racine, WI   53403

     Re:  Registration Statement on Form S-8 Relating to the
          Modine 401(k) Retirement Plan for Hourly Employees
          (f/k/a the Modine 401(k) Retirement Plan for Hourly
          Non-Union Employees)

Ladies and Gentlemen:

     I am providing this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Modine Manufacturing Company (the "Company") relating to the Modine 401(k) Retirement Plan for Hourly Employees (the "Plan"). The Plan is the survivor of the merger of the Modine 401(k) Retirement Plan for Hourly Union Employees into the Modine 401(k) Retirement Plan for Hourly Non-Union Employees with the surviving plan being renamed the Modine 401(k) Retirement Plan for Hourly Employees. The Registration Statement is being filed for the registration under the Securities Act of 1933, as amended (the "Act"), of an indeterminate amount of interests in the Plan and 5,000 shares of Common Stock, $0.625 par value ("Common Stock"), of the Company to be offered and sold to participants in the Plan. As indicated in Note 3 to the fee table in the Registration Statement, the Registration Statement also covers the remaining shares of Common Stock available under the Company's earlier registration statements on Form S-8 with respect to the merging plan and the surviving plan, which available shares are being carried forward to the Registration Statement in accordance with applicable SEC interpretations. The additional shares of Common Stock being registered by the Registration Statement and the available shares of Common Stock being carried forward to the Registration Statement from the earlier registration statements are collectively referred to herein as the "Shares." Shares of Common Stock for the Plan may be purchased by the trustee in market transactions or may be authorized but unissued or treasury shares acquired directly from the Company.

     I have examined:  (i) the Registration Statement; (ii) the
Company's Restated Articles of Incorporation and Restated Bylaws, as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the Plan and the authorization for the

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Modine Manufacturing Company
Page 2
October 25, 2002


issuance and/or sale of the Shares thereunder; and (v) such other documents and records and such matters of law as I have deemed necessary in order to render this opinion.

     On the basis of the foregoing, I advise you that, in my opinion:

     (1) The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     (2) The Shares to be sold from time to time pursuant to the Plan which are original issuance or treasury shares will, when issued as and for the consideration contemplated by the Plan, be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Act, or that I come within the category of persons whose consent is required by Section 7 of the Act.

                              Very truly yours,

                              /s/ DEAN R. ZAKOS

                              Dean R Zakos
                              Vice President, General Counsel and
                              Secretary
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